UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934


CAPELLA EDUCATION COMPANY
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)


139594105
(CUSIP Number)


December 31, 2013
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
	[x]?Rule 13d-1(b)
[  ]?Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).



13G
CUSIP No. 139594105

1.  Names of Reporting Persons:   Makaira Partners LLC

2.  Check the Appropriate Box if a Member of a Group
(a) [ ]
(b) [ ]
3.  SEC Use Only
4.  Citizenship or Place of Organization:   Delaware

   Number of Shares
   Beneficially
   Owned by
   Each Reporting
   Person With:
5.  Sole Voting Power:  683,057


6.  Shared Voting Power: None


7.  Sole Dispositive Power:  683,057


8.  Shared Dispositive Power:  None

9.  Aggregate Amount Beneficially Owned by Each Reporting Person:   683,057

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares:
       Not Applicable
11.  Percent of Class Represented by Amount in Row (9):  5.51%

12.  Type of Reporting Person:   IA



13G


ITEM 1.
(a) Name of Issuer:
       CAPELLA EDUCATION COMPANY

       (b)  Address of Issuer's Principal Executive Offices:
              225 South Sixth Street, 9th Floor, Minneapolis, MN  55402

ITEM 2.
(a) Name of Person Filing:
Makaira Partners LLC

(b) Address of Principal Business Office, or if None, Residence:
7776 Ivanhoe Avenue, #250, La Jolla, CA  92037

(c) Citizenship:
Delaware

(d) Title of Class of Securities:
Common Stock

(e) CUSIP Number:
139594105

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO
SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER
THE PERSON FILING IS A:


(a)
[_]
Broker or dealer registered under Section 15 of the Act  (15 U.S.C. 78o).

(b)
[_]
Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)
[_]
Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)
[_]
Investment company registered under Section 8 of the Investment
Company Act of 1940 (15 U.S.C. 80a-8).

(e)
[X]
An investment adviser in accordance with  ss.240.13d-1(b)(1)(ii)(E);

(f)
[_]
An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g)
[_]
A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h)
[_]
A savings associations as defined in Section 3(b) of the Federal
 Deposit Insurance Act (12 U.S.C. 1813);

(i)
[_]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)
[_]
Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned:  683,057

       (b) Percent of class:   5.51%

       (c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote:   683,057

       	(ii) Shared power to vote or to direct the vote:  None
       	(iii) Sole power to dispose or to direct the disposition of:   683,057

       	(iv) Shared power to dispose or to direct the disposition of:   None


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON.

None

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE     SECURITY BEING REPORTED ON BY THE
PARENT HOLDING COMPANY.

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS
OF THE GROUP.

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not Applicable

ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					January 13, 2014
________________________________
(Date)

					/s/ Sean Hidey
________________________________
(Signature)

					Sean Hidey, COO and CCO
________________________________
(Name/Title)